Exhibit 99.1

           MERCURY GENERAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS

    LOS ANGELES, May 8 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today net income of $58.6 million, or $1.07 per share (diluted), in the first quarter 2006 compared with $60.4 million, or $1.10 per share (diluted), in the same period for 2005. Included in net income are net realized investment gains, net of tax, of $4.2 million, or $0.08 per share (diluted), in the first quarter of 2006 compared with net realized investment gains, net of tax, of $2.7 million, or $0.05 per share (diluted), for the same period in 2005.

    Company-wide net premiums written were $774 million in the first quarter 2006, a 6.1% increase over first quarter 2005 net premiums written of $730 million. California net premiums written were $566 million in the quarter, an increase of 7.6% over 2005.

    The Company's combined ratio (GAAP basis) was 91.8% in the first quarter of 2006 compared with 92.6% in the same period for 2005. Positive development on prior period loss reserves was approximately $10 million and $20 million, respectively, for the periods ending March 31, 2006 and March 31, 2005.

    Net investment income of $39.4 million (after tax $33.1 million) in the first quarter of 2006 increased by 37% over the same period in 2005. The after-tax yield on investment income was 4.1% on average assets of $3.2 billion (fixed maturities and equities at cost) for the quarter. This compares with an after-tax yield on investment income of 3.4% on average investments of $2.9 billion (fixed maturities and equities at cost) for the same period in 2005.

    As previously reported, included in net income is an income tax charge, net of federal tax benefit, of approximately $15 million, or $0.27 per share (diluted), relating to Notices of Proposed Assessments upheld by the California State Board of Equalization ("SBE") for tax years 1993 through 1996 in which the Franchise Tax Board disallowed a portion of the Company's expenses related to management services provided to its insurance company subsidiaries. The Company believes that the deduction of these expenses is appropriate and intends to challenge the SBE decision in Superior Court.

    The Board of Directors declared a second quarter dividend of $0.48 per share, representing an 11.6% increase over the quarterly dividend amount paid in 2005. The dividend is to be paid on June 29, 2006 to shareholders of record on June 15, 2006. The Company's book value per share at March 31, 2006 was $29.84.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA),
(706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 15, 2006. The replay telephone numbers are (800) 642-1687 (USA) or
(706) 645-9291 (International). The conference ID# is 7839518. The replay will also be available on the Company's website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company's success in expanding its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation

    Information Regarding Non-GAAP Measures

    The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

    Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is meant as supplemental information and is not intended to replace Net premiums earned. It should be read in conjunction with the GAAP financial results.

    Paid losses and loss adjustment expenses is the portion of Incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace Incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results.

                  Mercury General Corporation and Subsidiaries
                          Summary of Operating Results
                   (000's) except per-share amounts and ratios
                                   (unaudited)

                                                      Quarter Ended March 31,
                                                     -------------------------
                                                        2006           2005
                                                     ----------     ----------
Net premiums written                                 $  774,020     $  729,830
Net premiums earned                                     736,680        684,714
Paid losses and loss adjustment expenses                479,340        424,672
Incurred losses and loss adjustment expenses            475,180        448,246
Net investment income                                    39,403         28,785
Net realized investment gains, net of tax                 4,195          2,740
Net income                                           $   58,646     $   60,424

Basic average shares outstanding                         54,623         54,535

Diluted average shares outstanding                       54,745         54,717

Basic Per Share Data
Net income                                           $     1.07     $     1.11

Net realized investment gains, net of tax            $     0.08     $     0.05

Diluted Per Share Data
Net income                                           $     1.07     $     1.10

Net realized investment gains, net of tax            $     0.08     $     0.05

Operating Ratios--GAAP (a) Basis
Loss ratio                                                 64.5%          65.5%
Expense ratio                                              27.3%          27.1%
Combined ratio                                             91.8%          92.6%

Reconciliations of Operating Measures
 to Comparable GAAP (a) Measures

Net premiums written                                 $  774,020     $  729,830
Increase in unearned premiums                           (37,340)       (45,116)
Net premiums earned                                  $  736,680     $  684,714

Paid losses and loss adjustment expenses             $  479,340     $  424,672
(Decrease) increase in net losses and
 loss adjustment expense reserves                        (4,160)        23,574
Incurred losses and loss adjustment expenses         $  475,180     $  448,246

(a)  Generally Accepted Accounting Principles

                  Mercury General Corporation and Subsidiaries
                         Other Supplemental Information
                              (000's) except ratios
                                   (unaudited)

                                                      Quarter Ended March 31,
                                                     -------------------------
                                                        2006           2005
                                                     ----------     ----------
California Operations
Net Premiums Written                                 $  565,908     $  526,079
Net Premiums Earned                                     539,257        505,316

Loss Ratio                                                 63.7%          65.8%
Expense Ratio                                              26.5%          25.6%
Combined Ratio                                             90.2%          91.4%

Non-California Operations
Net Premiums Written                                 $  208,112     $  203,751
Net Premiums Earned                                     197,423        179,398

Loss Ratio                                                 66.7%          64.4%
Expense Ratio                                              29.4%          31.4%
Combined Ratio                                             96.1%          95.8%

                                                            At March 31,
                                                     -------------------------
Policies-in-force (000's)                               2006           2005
--------------------------------------------------   ----------     ----------
California Personal Auto                                  1,124          1,081
California Commercial Auto                                   21             21
Non-California Personal Auto                                372            353
California Homeowners                                       247            221
Florida Homeowners                                           15             16

Notes:
All ratios are calculated on GAAP basis.

                  Mercury General Corporation and Subsidiaries
                 Condensed Balance Sheets and Other Information
                        (000's) except per-share amounts
                                   (Unaudited)

                                                    March 31,      December 31,
                                                       2006            2005
                                                  -------------   -------------
Investments - available for sale
  Fixed maturities at market
   (amortized cost $2,674,755 in 2006
   and $2,593,745 in 2005)                        $   2,707,035   $   2,645,555
  Equity securities at market (cost
   $227,771 in 2006 and $225,310 in 2005)               280,464         276,108
  Short-term cash investments, at
   cost, which approximates market                      333,782         321,049
        Total investments                             3,321,281       3,242,712
Net receivables                                         408,181         390,234
Deferred policy acquisition costs                       204,921         197,943
Other assets                                            202,562         210,662
  Total assets                                    $   4,136,945   $   4,041,551

Loss and loss adjustment expenses                 $   1,011,567   $   1,022,603
Unearned premiums                                       939,813         902,567
Other liabilities                                       414,686         365,004
Notes payable                                           140,743         143,540
Shareholders' equity                                  1,630,136       1,607,837
  Total liabilities and shareholders' equity      $   4,136,945   $   4,041,551

Common stock - shares outstanding                        54,635          54,605
Book value per share                              $       29.84   $       29.44
Statutory surplus                                 $ 1.5 billion   $ 1.5 billion
Portfolio duration                                    3.4 years       2.9 years

SOURCE  Mercury General Corporation
    -0-                             05/08/2006
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com /